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                                                                   EXHIBIT 10.34
                              OFFICER'S CERTIFICATE


         I, the undersigned, do hereby certify and represent that:

         1. I am the duly elected Senior Vice President and Chief Business Officer of deCODE genetics, Inc., a Delaware Corporation.

         2. Pursuant to Rule 306(a) of Regulation S-T, the following exhibit
10.34 to deCODE genetics, Inc.'s Registration Statement on Form S-1 is a fair and accurate English translation of a document prepared in the Icelandic language.

         IN WITNESS WHEREOF, I have signed this Officer's Certificate in my capacity as Senior Vice President and Chief Business Officer of deCODE genetics, Inc. on this 7th day of March, 2000.



                        By:     /s/  Hannes T. Smarason
                                --------------------------

                        Name:   Hannes T. Smarason
                        Title:  Senior Vice President and Chief Business Officer


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                             CO-OPERATION AGREEMENT
                                     BETWEEN
                            AKUREYRI CENTRAL HOSPITAL
                                       AND
                           ISLENSK ERFDAGREINING EHF.

INTRODUCTION

The Act on Patients' Rights stipulates that medical records shall be preserved in the health institutions where they are recorded. The Data Protection Commission, appointed by the Minister of Justice, and the Science Ethics Committee can, however, grant access to information from medical records, including biosamples, for purposes of scientific research as defined by law. Islensk erfdagreining ehf. searches, in co-operation with various scientists, for genes that contribute to the causes of diseases or symptoms of diseases. The objective of the Co-operation Agreement between the above parties is to ensure the swift and efficient execution of research projects and facilitate access to the information necessary for their completion.

The Akureyri Central Hospital, State Reg. No. 580269-2229, (hereafter referred to as ACH) and Islensk erfdagreining ehf, State Reg. No. 691295-3549, domiciled at Lynghals 1, Reykjavik, (hereafter referred to as IE) hereby enter into an agreement on co-operation in the area of research. This Agreement will provide a framework for individual research contracts which Islensk Erfdagreining ehf. can enter into with individual employees or teams employed by ACH regarding further specified research projects. Such research projects shall always be conducted on the basis of written contracts, and measures shall be taken to ensure that such contracts conform in all respects to the provisions of this Co-operation Agreement.

ACH and IE have therefore entered into the following

                             Co-Operation Agreement


                                    CHAPTER 1
                                   DEFINITIONS

In this Co-operation Agreement, the following concepts shall have the meaning set out below:

Surveillance Committee: A committee composed of representatives of ACH and IE, having the task of monitoring the implementation of this Co-operation Agreement.

Executive Committee: A committee composed of representatives of research parties and IE, having the task of supervising the execution of individual research projects.

Research Parties:

I) Employees of ACH participating in the conduct of a research project in co-operation with IE and/or

II) Other parties participating in the conduct of a research project jointly with the parties specified under I) above.

Neither ACH nor IE are considered research parties in this sense.




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Research Materials: Information on health, including biosamples and all other clinical information, which has a bearing on the specified research project. Each research contract shall contain a definition of all relevant research materials.

Research Contract: A contract between the research parties, on the one hand, and IE, on the other hand, regarding a particular research project.

Research Project: A research or a part of a research with the participation of IE, the objective of which is to find genetic factors causing a specific disease, disease symptoms or a response to treatment.


                                    CHAPTER 2
                                      SCOPE

The provisions of this Co-operation Agreement shall apply to all research projects for which a specific research contract has been made and relating to a specified research project in which employees of ACH participate and are granted access to research materials in the custody of ACH.

A special research contract shall be made in writing between the research parties and IE for each separate research project. Such contracts shall refer to the Co-operation Agreement between ACH and IE. Such contracts shall also specify that no contracts shall take effect, as far as ACH is concerned, until such time as ACH has confirmed its acceptance by signature. IE undertakes vis-a-vis ACH not to commence work on a research project until such a contract has been signed. Under normal circumstances it is understood that ACH will have come to a decision regarding a contract within four weeks after all necessary documents have been submitted.

The term of research contracts shall be specified and they shall expire without express termination at the end of the term. In individual research contracts, the contracting parties may negotiate a specific mutual period of notice of termination during the term of the contract.

In the event that the research parties are unable to complete a research project within the specified time limit or wish to continue work on a research project, the term of the relevant research contract may be extended by one year at a time, provided ACH approves such extension.


                                    CHAPTER 3
                                OBTAINING PERMITS

Under this Agreement, access to research materials preserved by ACH shall be subject to prior approval by the Science Ethics Committee, appointed by the Minister for Health and Insurance pursuant to State Regulation No. 449/1997 on scientific research in the health sector, following comments from ACH's Ethics Committee. Scientific research shall also be subject to the approval of the Data Protection Commission, appointed by the Minister of Justice.


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                                    CHAPTER 4
                 SUPERVISION, SURVEILLANCE, AND CONFIDENTIALITY

4.1 Supervision of Individual Research Projects:

The supervision of individual research projects shall be jointly in the hands of the relevant research parties and IE, which will form an Executive Committee. Further provisions regarding supervision shall be included in the research contract.


4.2 Surveillance Committee:

ACH and IE shall appoint a Surveillance Committee, composed of four members, to monitor the execution of this Co-operation Agreement. Two representatives of each of the parties to the Agreement shall be appointed to the Committee. Each party shall also appoint two alternate members to replace committee members in their absence. The Committee shall normally meet once every month, or as often as the Committee may decide. Should either of the parties to the Agreement think there is cause for a meeting, such party may instruct his representatives in the Surveillance Committee to convene such a meeting. Such a meeting shall be convened with five days' notice.


4.3 Obligation of IE et al. to Inform

IE undertakes to submit to the Surveillance Committee all contracts made between IE and employees or teams employed by ACH at the time that such a contract is made or subsequently employed by ACH. The Surveillance Committee shall have full access to all research materials of any given research project on which a research contract has been made.

The Surveillance Committee shall have unlimited access to the accounts of IE relating to research projects covered by a research contract. The accounts of each research project shall be kept separate from other accounts of IE. IE further undertakes to submit to the Surveillance Committee complete information regarding payments under a research contract, such as regards the sale of a research project, its results or findings to a third party. The access that ACH has to the accounts of IE under this Article shall have the purpose of enabling ACH to preserve its financial interests in its dealings with IE.

IE undertakes to submit to ACH all contracts concluded before this Co-operation Agreement took effect, between IE and individuals or teams employed by ACH at the time of, or prior to, the conclusion of such contract. Such contracts shall be subject to the provisions of this Co-operation Agreement.

Where it is stated in this Agreement that the Surveillance Committee may require information, access to accounts or research data etc., it shall be assumed that each representative of ACH in the Surveillance Committees shall have such rights regardless of the view of other committee members.


4.4 Confidentiality

The representatives of ACH on the Surveillance Committee shall be bound by complete confidentiality regarding all matters of which they may acquire knowledge in the course of their work. This applies equally to the contents of contracts, research plans, results from research, business plans and all other information that should fairly and reasonably remain confidential in the interest of IE. Under no circumstances may


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the substance of such information be divulged to a third party without the express permission of IE. The confidentiality obligations of an ACH representative shall remain effective even if he resigns his employment or this Agreement is terminated. Directors and employees of ACH who, in the course of their work, must deal with information of a sensitive nature provided to them by ACH representatives on the Surveillance Committee, are under the same obligation.

Confidentiality obligations as defined under this Article apply equally to IE representatives on the Surveillance Committee with respect to ACH.


                                    CHAPTER 5
                             THE PAYMENT OF EXPENSES

All expenses incurred by each research project shall be paid by IE. IE shall pay the additional expenses incurred by ACH in connection with the conduct of a research project after a research contract has taken effect, i.e. material and wage costs. This does not apply to administrative expenses of ACH. ACH shall submit to IE a monthly invoice, which IE undertakes to pay within 10 days of issue. Payments under this Article shall be considered as expense outlay under
Section 7.3 of this Agreement, and be added to fixed payments, variable payments and other payments under the same Section 7.3.


                                    CHAPTER 6
                         TREATMENT OF RESEARCH MATERIALS

Research parties shall have access to necessary research materials in the custody of ACH for use in a specified research project for which a research contract has been made, the materials having been defined therein, subject to compliance with the provisions of law, regulations, government stipulations and the provisions of this Co-operation Agreement.

Exempt from access under Paragraph 1 of this Article are biosamples that ACH has collected for other use than described in this Agreement or individual research contracts. IE shall only be granted access to such biosamples if permitted by the Board of Directors/Director of the biosample bank in question and the Director/Medical Director of ACH, and then only to the extent permitted by them at each time.

The custody of research materials shall conform to the provisions of law at each time, currently the provisions of Articles 14 and 15 of Act No. 74/1997 on Patients' Rights. Furthermore, the provisions of Act No. 121/1989 on the Recording and Handling of Personal Data shall be observed.

IE may not remove from Iceland any research materials defined in a research contract and provided by ACH for a specified research project.

On the completion of a research project, IE shall within four weeks return all research materials to ACH that were obtained from that institution. ACH is entitled to copies of any research materials to which ACH has granted access in respect of the research project in question. The provisions of this Paragraph shall remain in effect regardless of the cause of termination of the research project, whether this is caused by the


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expiration of the term of the research contract, cancellation or termination thereof or other reasons.


                                    CHAPTER 7
                                RIGHTS OF PARTIES

7.1 Financial Rights to Research Results

Unless otherwise agreed, IE shall become the owner of all financial and commercial rights over research projects under this Agreement and their results with due regard, however, to Paragraph 2 of Section 7.3 hereof. IE has the right to sell results or findings from research projects to a third party, and to utilise them in any other way consistent with accepted ethical criteria both before and after the research projects are completed.


7.2 Making of Research Contracts

Employees of ACH intending to enter into co-operation with IE should first consult with the Medical Director of the hospital.


7.3 Payments to ACH

IE shall pay a fixed proportion and/or a fixed payment out of all funds obtained on the basis of projects in which the employees of ACH participate according to research contracts made under this Agreement.

The total amount of payments for research projects shall be negotiated for each research contract. Each research contract shall provide for fixed annual payments, reimbursement for expense outlay of ACH from the performance of the research as stated in Chapter 5 hereof, and a variable payment determined by the outcome of the research project, results or findings thereof being sold to a third party. The amount of the variable payment negotiated in each research contract shall never be lower than 5% of all performance-related payments rendered by the third party to IE. Individual research contracts may depart from the above provision on variable payment based on the outcome of the sale of a research project or results or findings thereof to a third party, provided that a provision is inserted into the research contract in its place to ensure payment of amounts which are at least equal to the specified minimum. All payments under research contracts shall accrue to a special fund in the custody of ACH.

The total amount of fixed payments, variable payments and other payments as described in Paragraph 2 of this Section 7.3 shall be used to support scientific activity within ACH. Payments under Paragraph 2 shall be divided as follows: 25% shall be allocated to general scientific activity as determined by ACH, and 75% shall be allocated to scientific activity as decided by the employees who contributed to the work for which the payments were received. The above manner of dividing payments shall apply unless otherwise agreed between the employees in question and ACH.

In the event that individuals or teams employed by ACH enter into a research contract with IE and a third party not connected with ACH, the manner of division of payments to each party shall be stipulated in the research contract. The research contract shall specifically define the grounds on which the division of payments is decided, and state the arguments behind that division. Employees of ACH shall not be


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considered as third parties not connected with ACH, in the sense defined in this
Co-operation Agreement.


7.4 Treatment Methods based on Research Results

IE undertakes to endeavour in its negotiations with third parties on the purchase of results or findings of all research projects under this Agreement to ensure that ACH, for the benefit of its patients, is granted free access to any methods or pharmaceuticals that the third party may develop on the basis of results from research projects under this Agreement to prevent, diagnose and treat disease.


                                    CHAPTER 8
                     TERM OF THIS AGREEMENT AND TERMINATION

This Agreement shall remain in effect for as long as it is not formally terminated. Either party to the Agreement may terminate the Agreement with one year's notice. However, termination of the Agreement does not include research contracts that have already been made regarding specific research projects and approved by ACH. Such research contracts may be completed even if this Agreement has been terminated, provided that the term of such contracts does not exceed 5 years. Individual research contracts, however, may be terminated during their term of effect, provided that the contracts in question contain provisions for such termination.

In the event that either party to a research contract is of the opinion that the other party has violated the provisions of the research contract, that party shall without delay submit his comments. If the other party has not remedied the fault within four weeks from receiving the comments, the complaining party may terminate the research contract with three months' notice. This shall apply whether the research contract contains provisions for termination or not and irrespective of the length of any notice of termination that may have been agreed therein, cf. the provisions of Paragraph 3 of Chapter 2.

Payments which IE has already made or have become due prior to termination pursuant to Paragraphs 1 and 2 shall be non-refundable from ACH.


                                    CHAPTER 9
                         DEFAULT AND DEFAULT PROVISIONS

If either party to this Co-operation Agreement is guilty of substantial default, the other party may cancel the Agreement. Substantial default can, for instance, refer to non-payment of the agreed payments, improper or unauthorised use of research materials and unreasonable restrictions of the access of research parties to research materials of ACH pursuant to this Agreement. Should the Agreement be cancelled by ACH on the basis of this provision, all research contracts are thereby cancelled, including those that have been approved by ACH. Payments which IE has already made or have become due prior to cancellation of the Agreement shall be non-refundable from ACH. The provisions of Chapter 8 of this Agreement do not apply to cancellation of this kind. In the event of any dispute regarding a party's right to cancel the Agreement, the settlement procedure for such disputes shall be in accordance with the provisions of Chapter 12.

Should IE cease research during the term of a research contract, or events or circumstances cause research under such contract to halt or cease, the research


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contract shall be regarded as terminated. Such an event or circumstance may, for example, consist of the discovery that normal progress and continuous research under a given research contract is halted for a minimum of 6 months. All provisions of the research contract, including the provisions regarding limitations imposed on co-operation between the relevant employees of ACH and third parties, will then become null and void.


                                   CHAPTER 10
                              LIABILITY FOR DAMAGES

As it is not a commercial enterprise, ACH exempts itself from any kind of liability for damages that may arise as a result of this Agreement, research contracts made on the basis of this Agreement or any other event that may arise as a result of co-operation between the parties to this Agreement. This exemption covers all events and circumstances that may lead to ACH becoming liable for damages. The reasons for such liability, e.g. errors, defects, information leak, improper use of research materials, injuries, actions or behaviour of employees etc., are irrelevant in this context.


                                   CHAPTER 11
                                   OTHER ITEMS

11.1 This Agreement is non-transferable

This Agreement, or any right thereunder, is non-transferable except by consent of both parties thereto.


11.2 Scientific and Commercial Responsibility

ACH is in no way responsible for the achievement of any scientific or commercial objectives of individual research projects.


11.3 Court Decisions - Amendments of Legislation

If any amendments to legislation are made or court decisions are passed that in any way disrupt the premises or basis on which contracts are made, the parties thereto shall review the existing contracts for the purpose of bringing them into conformity as necessary.


11.4 On the Publication of Research Results

Research results shall be published as soon as they comply with academic requirements and are fit for publication. However, IE may postpone publication for a maximum of 90 days in order to ensure that there will be enough time to secure the property rights relating to any inventions that may be produced by research. In the event that a third party requests that IE does not publish results when ready as described above, publication may be postponed for a maximum of 90 days.


11.5 Treatment of Samples etc.

This Agreement in no way limits ACH's right to send samples or other materials, within Iceland or abroad, for research etc, or to take normal action to diagnose diseases and provide patients with service as necessary at each time. This shall apply even if a research contract has been made between IE and certain employees of ACH regarding the same diseases or comparable disease symptoms, and such contract has been approved by ACH.


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11.6 Limitations on Co-operation under Research Contracts

Provisions in individual research contracts entered into by individuals or teams employed by ACH that stipulate limitations regarding co-operation with third parties in searching for the genetic factors of diseases under the relevant research contracts entail no obligations of any kind for ACH.

Provisions in individual research contracts, entered into by individuals or teams employed by ACH, that stipulate limitations regarding co-operation with third parties in circumstances when a contract on the sale of a research project has been concluded confer no obligations of any kind upon ACH.

The fact that individual research contracts are signed by ACH does not in any way alter the substance of Paragraphs 1 and 2.


                                   CHAPTER 12
                             SETTLEMENT OF DISPUTES

12.1 Settlement of Disputes

In the event of a dispute between the parties to this Agreement regarding performance or compliance of the Agreement that cannot be resolved by the Surveillance Committee, two persons, one from each party, shall endeavour to reach a settlement. If a settlement is not reached between those two persons within two weeks of the submission of the dispute, each party to the Agreement shall appoint one arbitrator and then jointly request the appointment of an impartial third arbitrator by the District Court of Reykjavik to assist in the resolution of the dispute, thus forming a tribunal of three arbitrators. The arbitration tribunal shall reach a decision in the matter within three months from the full appointment of the tribunal. The tribunal shall determine the cost of the work of the tribunal at each time. The work, procedure and rulings of the arbitration tribunal shall otherwise be governed, as appropriate at any time, by Act No. 53/1989 on Contractual Arbitration.

Notwithstanding the above provisions on arbitration, cases involving the collection of payments under this Agreement which are not in dispute between the parties may be submitted to the public courts. The same applies to cases of financial claims made by one party against the other, based on rulings of the arbitration tribunal regarding default or breach by the latter of this Agreement. Such cases shall be submitted to the District Court of Reykjavik.


Interim Provisions

IE undertakes, immediately upon the signing of this Agreement, to initiate a revision of all research contracts made on individual research projects under this Agreement for the purpose of bringing their provisions on terms of payment into conformance with the provisions of Section 7.3 of this Agreement, and in other ways adapting them to the provisions of this Agreement. This revision process shall be completed within approximately three months from the signing of this Agreement. All research contracts shall then be submitted to ACH for approval pursuant to the provisions of Chapter 2 hereof.



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                           REYKJAVIK, 26 OCTOBER 1999




For Akureyri Central Hospital                 For Islensk erfdagreining ehf.

Halldor Jonsson [sign.], Director             Kari Stefansson [sign.], President

Thorvaldur Ingvarsson [sign.],                Kristjan Erlendsson [sign.],
Medical Director                              VP for Clinical and Academic
                                              Collaborations




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                                   DECLARATION


The Akureyri Central Hospital and Islensk erfdagreining ehf. hereby confirm the following understanding of the provision of Clause 3 of Paragraph 2 of Section
7.3. in the Contract between the parties:

The provision of the above Clause on variable payment to the Akureyri Central Hospital in relation to the sale of a research project, results or findings thereof to a third party shall be based on performance-related payments from a project purchaser to Islensk erfdagreining ehf. Performance-related payments shall be paid when milestones, as further specified in the contract between Islensk erfdagreining and the project purchaser, are achieved.


                           Reykjavik, 26 October 1999


  HALLDOR JONSSON [SIGN.]                         KARI STEFANSSON [SIGN.]
For Akureyri Central Hospital                  For Islensk erfdagreining ehf.